September 28, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response of Item 4.01 of the Form 8-K for the event that occurred on September 24, 2018, to be filed by our former client, Rennova Health, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in the Form 8-K mentioned above.

Sincerely,

/s/ Green & Company, CPAs LLC

Green & Company, CPAs

Tampa, FL

13907 N Dale Mabry Hwy, Site 102	Tampa, FL 33618	813.606.4388